Exhibit 10.20

AGREEMENT

This Agreement is dated November 3, 1997, and is between Thomas C. Jones, who resides at __________ (referred to as “MR. JONES”), and Connecticut General Life Insurance Company, a Connecticut corporation and CIGNA Corporation, a Delaware corporation (collectively referred to as “Employer”).

MR. JONES and Employer, intending to be legally bound and in consideration of the promises in this Agreement and Release, mutually agree as follows:

1. Employer agrees to provide to MR. JONES the supplemental pension described in a memorandum dated October 30, 1997 from Donald M. Levinson, Executive Vice President, CIGNA Corporation to MR. JONES. MR. JONES agrees that the above promise and the supplemental pension are adequate consideration for his promises set forth below.

2. For the twenty-four month period beginning on the day immediately following the date MR. JONES terminates employment with a CIGNA division and does not immediately begin working for another CIGNA division (hereinafter “Termination Date”), MR. JONES will not, within any part of the United States where a CIGNA division for whom MR. JONES worked during his CIGNA (hereinafter “Former CIGNA Division”) is doing business or where, during the one-year period ending on Termination Date, a Former CIGNA Division has been actively planning to do business:

a.

Solicit or attempt to solicit, directly or indirectly, on behalf on any person, corporation or other entity in competition with a Former CIGNA Division, any person, entity or business that at the time of the solicitation is (or as of Termination Date was) a Former CIGNA Division company to purchase any products or services of a type currently available from a Former CIGNA Division; or

b.

Directly or indirectly, solicit or hire, solicit the employment or engagement for hire, or otherwise attempt to employ or engage for hire, as an employee or independent contractor any person who within the eighteen month period ending on Termination Date has been an officer or employee of any CIGNA company, unless the employment of such officer or employee has been unilaterally terminated by the CIGNA company.

3. MR. JONES acknowledges that the Employer will have no adequate remedy at law if MR. JONES violates the terms of paragraph 2 above. In such event, Employer shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of specific performance of paragraph 2 of this Agreement. If, in any such proceeding, the court finds that the scope of protections afforded Employer or its affiliates is too broad to be enforceable under relevant law, then it is the intent of the parties that the court reduce the scope of the protections, but only to the extent necessary to make the protections enforceable, and then to enforce the protections as reduced in scope.

4. Employer and MR. JONES agree that any of the following types of disagreements, disputes or claims shall be resolved exclusively by arbitration in Hartford County, Connecticut in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Employer, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the matter:

a.	those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented; and

b.	those involving in any way MR. JONES' employment with Employer or the termination of that employment.

5. This Agreement is made and entered into in the State of Connecticut, and at all times and for all purposes shall be interpreted, enforced and governed under the laws of Connecticut.

6. This Agreement contains the entire agreement between MR. JONES and Employer and fully replaces and supersedes any and all prior agreements or understandings between them concerning the subject matter of this Agreement. MR. JONES and Employer have not relied upon any other statement, agreement or contract, whether written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both Employer and MR. JONES.

IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.

11/12/97	/s/ Donald M. Levinson
Date	Donald M. Levinson
on behalf of
CIGNA Corporation and CONNECTICUT GENERAL LIFE
INSURANCE COMPANY

11/10/97	/s/ Thomas C. Jones
Date	Thomas C. Jones

Interoffice Memo	[CIGNA LOGO]

Date :	October 30, 1997
To :	Thomas C. Jones

From :	Donald M. Levinson, OL55C

Telephone :
Facsimile :

Subject :	Your Compensation as President — CIGNA Investment Management

I want to congratulate you on your new position and confirm the compensation arrangement Bill discussed with you.

. . .

To ensure your pension opportunity is equitable, you will also receive the following supplemental pension arrangement:

o	CIGNA will contribute an additional $75,000 per year to your non-qualified cash balance pension each January, beginning in 1998.
o	These contributions will vest at age 55 and will continue as long as you remain an active employee of the company.

Our normal practice is to make supplemental pension arrangements contingent upon a 2-year non-compete agreement. I will send you an agreement in a few days.

I appreciate your ongoing contributions to CIGNA’s future and look forward to working with you in your new role.

Please indicate your acceptance by signing below and returning a copy of this letter to me.

Acceptance:

Thomas C. Jones	Date